Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Ceragon Networks Ltd. for the registration of ordinary shares, rights, warrants, debt securities and units and to the incorporation by reference therein of our reports dated April 15, 2026, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel May 7, 2026	KOST FORER GABBAY & KASIERER A Member of EY Global